Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333‑225591), Form S-4 (No. 333-222235) and Form S-8 (Nos. 333-40152, 333‑40154, 333-54188, 333-55974, 333‑56322, 333-87322, 333-91124, 333-104925, 333‑106683, 333-108334, 333-111133, 333-114434, 333-124072, 333-133281, 33‑148621, 333-151816, 333-163644, 333‑180412, 333-187641, 333-194865, 333-204730, 333-213059, 333-217004, 333‑224015, and 333-226085) of our reports dated March 28, 2019, relating to the consolidated financial statements and financial statement schedule of Marvell Technology Group Ltd. and subsidiaries, and the effectiveness of Marvell Technology Group Ltd. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Marvell Technology Group Ltd. and subsidiaries for the year ended February 2, 2019.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
March 28, 2019